Exhibit 99.1

Editorial Contacts:
Nate Melihercik, Head of Global Investor Relations - ir@logitech.com
Nicole Kenyon, Head of Global Corporate and Internal Communications - nkenyon@logitech.com (USA)
Ben Starkie, Corporate Communications - +41 (0) 79-292-3499, bstarkie1@logitech.com (Europe)

Logitech Proposes Board Member Changes

Company Nominates New Directors to Board;
Chairperson Informs Board of 2025 Transition Plan

LAUSANNE, Switzerland and SAN JOSE, Calif., July 1, 2024 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that its board of directors will ask shareholders to elect new board members:
●Donald Allan, president and chief executive officer of Stanley Black & Decker, Inc.
●Owen Mahoney, former president, chief executive officer and representative director of Nexon Co., Ltd.
Shareholders will also be asked to elect to the board Hanneke Faber, chief executive officer of Logitech. The elections will take place at Logitech's annual general meeting (AGM) in Lausanne, Switzerland on September 4, 2024.
Additionally, Patrick Aebischer will leave the board when his current term ends this fall, due to the Company's limits on board service. He has been a non-executive member of Logitech's board of directors since September 2016 and serves on Logitech's Nominating and Governance Committee.
Wendy Becker, Logitech’s board chairperson, also informed the board of her decision not to stand for reelection at next year’s 2025 AGM. Becker was first elected as chairperson in 2019 and her tenure spans Logitech’s biggest years of growth. A board committee, chaired by board member Chris Jones, will focus on recommending a successor over the course of the coming year as part of a planned leadership transition.
Wendy Becker commented: “We are pleased to welcome our CEO Hanneke Faber, as well as two new talented executives, as directors to the board. Hanneke has had a very successful start as CEO over the past seven months, strengthening the company’s leadership position and establishing Logitech’s future strategic direction for growth and innovation. Don brings significant experience running a global multi-brand, multi-product company serving consumers and businesses, and Owen brings extensive expertise at video game and software companies in North America and Asia Pacific.
“I would also like to thank Patrick for his many years of friendship and contributions to Logitech, including his valuable strategic insight during the company's transformative years. We wish him well in his future endeavors.
“With Hanneke at the helm as CEO, and strong new directors in place and onboarded, I believe 2025 will be the ideal time for me to transition from Logitech’s board. It has been a pleasure to lead the board for the last five years and I look forward to ensuring a smooth and seamless transition that sets Logitech up for many more decades of success.”
Logitech expects to publish its annual report to shareholders and the invitation for its 2024 AGM, in July 2024.
About Logitech
Logitech designs software-enabled hardware solutions that help businesses thrive and bring people together when working, creating, gaming and streaming. As the point of connection between people and the digital world, our mission is to extend human potential in work and play, in a way that is good for people and the planet. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech and its other brands, including Logitech G, at www.logitech.com or company blog.
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Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.
(LOGIIR)